UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 2)1

Big Lots, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

089302103

(CUSIP Number)

JONATHAN DUSKIN MACELLUM CAPITAL MANAGEMENT, LLC 99 Hudson Street, 5th Floor New York, New York 10013 (212) 956-3008	FREDERICK DISANTO C/O ANCORA ADVISORS, LLC 6060 Parkland Boulevard, Suite 200 Cleveland, Ohio 44124 (216) 825-4000

STEVE WOLOSKY, ESQ.

ELIZABETH GONZALEZ-SUSSMAN, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

April 14, 2020

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Macellum Opportunity Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		926,612
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

926,612
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

926,612
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.4%
14	TYPE OF REPORTING PERSON

PN

2

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Macellum Management, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		926,612
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

926,612
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

926,612
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.4%
14	TYPE OF REPORTING PERSON

PN

3

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Macellum Advisors GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		926,612
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

926,612
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

926,612
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.4%
14	TYPE OF REPORTING PERSON

OO

4

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Jonathan Duskin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		926,612
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

926,612
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

926,612
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.4%
14	TYPE OF REPORTING PERSON

IN

5

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Ancora Merlin Institutional LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		863,814
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

863,814
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

863,814
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.2%
14	TYPE OF REPORTING PERSON

PN

6

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Ancora Merlin, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		90,054
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

90,054
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

90,054
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

7

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Ancora Catalyst Institutional, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		784,711
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

784,711
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

784,711
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.0%
14	TYPE OF REPORTING PERSON

PN

8

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Ancora Catalyst, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		59,368
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

59,368
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

59,368
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

9

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		612,056
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

612,056
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

612,056
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.6%
14	TYPE OF REPORTING PERSON

PN

10

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I SPC Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		512,040
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

512,040
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

512,040
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3%
14	TYPE OF REPORTING PERSON

OO

11

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Ancora Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Nevada
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		2,922,043
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

2,922,043
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,922,043
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.5%
14	TYPE OF REPORTING PERSON

IA, OO

12

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Frederick DiSanto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		2,922,043
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

2,922,043
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,922,043
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.5%
14	TYPE OF REPORTING PERSON

IN

13

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Theresa R. Backes
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

14

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Suzanne Biszantz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

15

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Andrew C. Clarke
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

16

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Lynne Coté
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

17

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Steven S. Fishman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

18

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Aaron Goldstein
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

19

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Jeremy I. Liebowitz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

20

CUSIP No. 089302103

1	NAME OF REPORTING PERSON

Cynthia S. Murray
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

21

CUSIP No. 089302103

The following constitutes Amendment No. 2 to the Schedule 13D filed by the undersigned (“Amendment No. 2”). This Amendment No. 2 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The securities of the Issuer purchased by each of Macellum Opportunity, Ancora Merlin Institutional, Ancora Merlin, Ancora Catalyst Institutional, Ancora Catalyst, Ancora SPV I and Ancora SPV I Ltd were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted in Schedule A, which is incorporated herein by reference.

The aggregate purchase price of the 926,612 Shares owned directly by Macellum Opportunity is approximately $18,990,211, including brokerage commissions.

The aggregate purchase price of the 863,814 Shares owned directly by Ancora Merlin Institutional is approximately $17,298,589, including brokerage commissions. The aggregate purchase price of the 90,054 Shares owned directly by Ancora Merlin is approximately $1,812,722, including brokerage commissions. The aggregate purchase price of the 784,711 Shares owned directly by Ancora Catalyst Institutional is approximately $15,422,658, including brokerage commissions. The aggregate purchase price of the 59,368 Shares owned directly by Ancora Catalyst is approximately $1,157,849, including brokerage commissions. The aggregate purchase price of the 612,056 Shares owned directly by Ancora SPV I is approximately $11,936,995, including brokerage commissions. The aggregate purchase price of the 512,040 Shares owned directly by Ancora SPV I Ltd is approximately $10,777,945, including brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Items 5(a)-(c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 39,166,689 Shares outstanding as of March 27, 2020 as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2020.

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CUSIP No. 089302103

A.	Macellum Opportunity
(a)	As of the close of business on April 16, 2020, Macellum Opportunity beneficially owned directly 926,612 Shares.

Percentage: Approximately 2.4%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 926,612
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 926,612
(c)	The transactions in the securities of the Issuer by Macellum Opportunity since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
B.	Macellum Management
(a)	As the investment manager of Macellum Opportunity, Macellum Management may be deemed the beneficial owner of the 926,612 Shares beneficially owned by Macellum Opportunity.

Percentage: Approximately 2.4%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 926,612
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 926,612
(c)	Macellum Management has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D. The transactions in the securities of the Issuer by Macellum Opportunity since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
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CUSIP No. 089302103

C.	Macellum GP
(a)	As the general partner of Macellum Opportunity, Macellum GP may be deemed the beneficial owner of the 926,612 Shares beneficially owned by Macellum Opportunity.

Percentage: Approximately 2.4%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 926,612
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 926,612
(c)	Macellum GP has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D. The transactions in the securities of the Issuer by Macellum Opportunity since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
D.	Jonathan Duskin
(a)	Mr. Duskin, as the sole member of Macellum GP, may be deemed the beneficial owner of the 926,612 Shares beneficially owned by Macellum Opportunity.

Percentage: Approximately 2.4%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 926,612
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 926,612
(c)	Mr. Duskin has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D. The transactions in the securities of the Issuer by Macellum Opportunity since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
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CUSIP No. 089302103

E.	Ancora Merlin Institutional
(a)	As of the close of business on April 16, 2020, Ancora Merlin Institutional beneficially owned directly 863,814 Shares.

Percentage: Approximately 2.2%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 863,814
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 863,814
(c)	The transactions in the securities of the Issuer by Ancora Merlin Institutional since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
F.	Ancora Merlin
(a)	As of the close of business on April 16, 2020, Ancora Merlin beneficially owned directly 90,054 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 90,054
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 90,054
(c)	The transactions in the securities of the Issuer by Ancora Merlin since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
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CUSIP No. 089302103

G.	Ancora Catalyst Institutional
(a)	As of the close of business on April 16, 2020, Ancora Catalyst Institutional beneficially owned directly 784,711 Shares.

Percentage: Approximately 2.0%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 784,711
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 784,711
(c)	The transactions in the securities of the Issuer by Ancora Catalyst Institutional since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
H.	Ancora Catalyst
(a)	As of the close of business on April 16, 2020, Ancora Catalyst beneficially owned directly 59,368 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 59,368
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 59,368
(c)	The transactions in the securities of the Issuer by Ancora Catalyst since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
I.	Ancora SPV I
(a)	As of the close of business on April 16, 2020, Ancora SPV I beneficially owned directly 612,056 Shares.

Percentage: Approximately 1.6%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 612,056
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 612,056
(c)	The transactions in the securities of the Issuer by Ancora SPV I since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
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CUSIP No. 089302103

J.	Ancora SPV I Ltd
(a)	As of the close of business on April 16, 2020, Ancora SPV I Ltd beneficially owned directly 512,040 Shares.

Percentage: Approximately 1.3%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 512,040
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 512,040
(c)	The transactions in the securities of the Issuer by Ancora SPV I Ltd since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
K.	Ancora Advisors
(a)	As the investment advisor to each of Ancora Merlin Institutional, Ancora Merlin, Ancora Catalyst Institutional, Ancora Catalyst, Ancora SPV I and Ancora SPV I Ltd, Ancora Advisors may be deemed to beneficially own the (i) 863,814 Shares beneficially owned directly by Ancora Merlin Institutional, (ii) 90,054 Shares beneficially owned directly by Ancora Merlin, (iii) 784,711 Shares beneficially owned directly by Ancora Catalyst Institutional, (iv) 59,368 Shares beneficially owned directly by Ancora Catalyst, (v) 612,056 Shares beneficially owned directly by Ancora SPV I and (vi) 512,040 Shares beneficially owned directly by Ancora SPV I Ltd.

Percentage: Approximately 7.5%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 2,922,043
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 2,922,043
(c)	Ancora Advisors has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D. The transactions in the securities of the Issuer by each of Ancora Merlin Institutional, Ancora Merlin, Ancora Catalyst Institutional, Ancora Catalyst, Ancora SPV I and Ancora SPV I Ltd since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
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CUSIP No. 089302103

L.	Mr. DiSanto
(a)	Mr. DiSanto, as the Chairman and Chief Executive Officer of Ancora Advisors, may be deemed to beneficially own the (i) 863,814 Shares beneficially owned directly by Ancora Merlin Institutional, (ii) 90,054 Shares beneficially owned directly by Ancora Merlin, (iii) 784,711 Shares beneficially owned directly by Ancora Catalyst Institutional, (iv) 59,368 Shares beneficially owned directly by Ancora Catalyst, (v) 612,056 Shares beneficially owned directly by Ancora SPV I and (vi) 512,040 Shares beneficially owned directly by Ancora SPV I Ltd.

Percentage: Approximately 7.5%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 2,922,043
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 2,922,043
(c)	Mr. DiSanto has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D. The transactions in the securities of the Issuer by each of Ancora Advisors, Ancora Merlin Institutional, Ancora Merlin, Ancora Catalyst Institutional, Ancora Catalyst, Ancora SPV I and Ancora SPV I Ltd since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
M.	Messrs. Clarke, Fishman, Goldstein and Liebowitz and Mses. Backes, Biszantz, Coté and Murray
(a)	As of the close of business on April 16, 2020, Messrs. Clarke, Fishman, Goldstein and Liebowitz and Mses. Backes, Biszantz, Coté and Murray did not own any Shares.

Percentage: 0%

(b)	1. Sole power to vote or direct vote: 0 2. Shared power to vote or direct vote: 0 3. Sole power to dispose or direct the disposition: 0 4. Shared power to dispose or direct the disposition: 0
(c)	Messrs. Clarke, Fishman, Goldstein and Liebowitz and Mses. Backes, Biszantz, Coté and Murray have not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D.

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CUSIP No. 089302103

The filing of this Schedule 13D shall not be construed as an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any of the securities reported herein. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that are not directly owned by such Reporting Person, except to the extent of their pecuniary interest therein.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following:

The transactions with respect to securities of the Issuer as reported on Schedule A to this Amendment No. 2 are incorporated herein by reference.

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CUSIP No. 089302103

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 16, 2020

Macellum Opportunity Fund LP

By:	Macellum Advisors GP, LLC its general partner

By:	/s/ Jonathan Duskin
	Name:	Jonathan Duskin
	Title:	Sole Member

Macellum Management, LP

By:	Macellum Advisors GP, LLC its general partner

By:	/s/ Jonathan Duskin
	Name:	Jonathan Duskin
	Title:	Sole Member

Macellum Advisors GP, LLC

By:	/s/ Jonathan Duskin
	Name:	Jonathan Duskin
	Title:	Sole Member

/s/ Jonathan Duskin

Jonathan Duskin

Individually and as attorney-in-fact for Theresa R. Backes, Suzanne Biszantz, Andrew C. Clarke, Lynne Coté, Steven S. Fishman, Aaron Goldstein, Jeremy I. Liebowitz and Cynthia S. Murray

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CUSIP No. 089302103

Ancora Merlin Institutional LP

By:	Ancora Advisors, LLC, its General Partner

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Merlin, LP

By:	Ancora Advisors, LLC, its General Partner

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Catalyst Institutional, LP

By:	Ancora Advisors, LLC, its General Partner

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Catalyst, LP

By:	Ancora Advisors, LLC, its General Partner

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Catalyst SPV I LP

By:	Ancora Advisors, LLC, its General Partner

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

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CUSIP No. 089302103

Ancora Catalyst SPV I SPC Ltd

By:	Ancora Advisors, LLC, its Investment Manager

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Advisors, LLC

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

/s/ Frederick DiSanto
Frederick DiSanto

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CUSIP No. 089302103

SCHEDULE A

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 1 to the Schedule 13D

Nature of Transaction	Amount of Securities Purchased/(Sold)	Price per Share ($)	Date of Purchase/Sale

MACELLUM OPPORTUNITY FUND LP

Purchase of March 20, 2020 Put Options ($25.00 Strike Price)[1]	11	12.8000	03/13/2020
Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	52	15.3000	03/13/2020
Purchase of March 20, 2020 Put Options ($25.00 Strike Price)[1]	11	14.3000	03/16/2020
Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	52	16.8000	03/16/2020
Purchase of March 20, 2020 Put Options ($25.00 Strike Price)[1]	11	14.0000	03/17/2020
Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	53	16.5000	03/17/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(250)	2.8972	04/09/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(675)	1.8459	04/13/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(840)	1.6729	04/14/2020
Exercise of April 17, 2020 Call Options ($17.50 Strike Price)	735	17.5000	04/14/2020

CUSIP No. 089302103

ANCORA MERLIN INSTITUTIONAL LP

Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	95	15.3000	03/13/2020
Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	95	16.8000	03/16/2020
Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	97	16.5000	03/17/2020
Delivery of Common Stock Upon Assignment of April 17, 2020 Put Options ($25.00 Strike Price)	2,000	25.0000	03/25/2020
Delivery of Common Stock Upon Assignment of April 17, 2020 Put Options ($25.00 Strike Price)	73,600	25.0000	04/03/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(221)	2.8972	04/09/2020
Purchase of April 17, 2020 Put Options ($25.00 Strike Price)[1]	369	5.0587	04/09/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(849)	1.8169	04/13/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(297)	1.8169	04/14/2020
Exercise of April 17, 2020 Call Options ($17.50 Strike Price)	849	17.5000	04/14/2020

CUSIP No. 089302103

ANCORA MERLIN, LP

Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	11	15.3000	03/13/2020
Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	11	16.8000	03/16/2020
Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	11	16.5000	03/17/2020
Delivery of Common Stock Upon Assignment of April 17, 2020 Put Options ($25.00 Strike Price)	500	25.0000	03/25/2020
Delivery of Common Stock Upon Assignment of April 17, 2020 Put Options ($25.00 Strike Price)	11,400	25.0000	04/03/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(22)	2.8972	04/09/2020
Purchase of April 17, 2020 Put Options ($25.00 Strike Price)[1]	6	5.0587	04/09/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(84)	1.8169	04/13/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(30)	1.8169	04/14/2020
Exercise of April 17, 2020 Call Options ($17.50 Strike Price)	84	17.5000	04/14/2020

CUSIP No. 089302103

ANCORA CATALYST INSTITUTIONAL, LP

Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	69	15.3000	03/13/2020
Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	69	16.8000	03/16/2020
Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	71	16.5000	03/17/2020
Delivery of Common Stock Upon Assignment of April 17, 2020 Put Options ($25.00 Strike Price)	500	25.0000	03/25/2020
Delivery of Common Stock Upon Assignment of April 17, 2020 Put Options ($25.00 Strike Price)	78,200	25.0000	04/03/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(178)	2.8972	04/09/2020
Purchase of April 17, 2020 Put Options ($25.00 Strike Price)[1]	375	5.0000	04/09/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(681)	1.8169	04/13/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(236)	1.8169	04/14/2020
Exercise of April 17, 2020 Call Options ($17.50 Strike Price)	681	17.5000	04/14/2020

CUSIP No. 089302103

ANCORA CATALYST, LP

Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	5	15.3000	03/13/2020
Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	5	16.8000	03/16/2020
Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	6	16.5000	03/17/2020
Delivery of Common Stock Upon Assignment of April 17, 2020 Put Options ($25.00 Strike Price)	6,000	25.0000	04/03/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(13)	2.8972	04/09/2020
Purchase of April 17, 2020 Put Options ($25.00 Strike Price)[1]	28	5.0000	04/09/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(49)	1.8169	04/13/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(17)	1.8169	04/14/2020
Exercise of April 17, 2020 Call Options ($17.50 Strike Price)	49	17.5000	04/14/2020

ANCORA CATALYST SPV I

Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(162)	2.8972	04/09/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(623)	1.8169	04/13/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(216)	1.8169	04/14/2020
Exercise of April 17, 2020 Call Options ($17.50 Strike Price)	623	17.5000	04/14/2020

CUSIP No. 089302103

ANCORA CATALYST SPV I SPC LTD

Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	32	15.3000	03/13/2020
Purchase of March 20, 2020 Put Options ($25.00 Strike Price)[1]	9	12.8000	03/13/2020
Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	32	16.8000	03/16/2020
Purchase of March 20, 2020 Put Options ($25.00 Strike Price)[1]	9	14.3000	03/16/2020
Purchase of March 20, 2020 Put Options ($27.50 Strike Price)[1]	34	16.5000	03/17/2020
Purchase of March 20, 2020 Put Options ($25.00 Strike Price)[1]	9	14.0000	03/17/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(154)	2.8972	04/09/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(589)	1.8169	04/13/2020
Sale of April 17, 2020 Call Options ($17.50 Strike Price)	(204)	1.8169	04/14/2020
Exercise of April 17, 2020 Call Options ($17.50 Strike Price)	589	17.5000	04/14/2020

1 Represents a purchase to cover a short position.